SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the Securities
            Exchange Act of 1934 (Amendment No.    )

Check the appropriate box:

[   ] Preliminary Proxy Statement       [  ] Confidential, for use of the
                                             Commission only
                                           (as permitted by Rule 14c-5(d)(2))
[x ]  Definitive Proxy Statement


                LEAK-X ENVIRONMENTAL CORPORATION
        (Name of Registrant as Specified in Its Charter)


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[x]  No fee required

[ ] Fee computed on table below per Exchange Act Rules 14c-5 (g) and 0-11.
     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined)
     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[  ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:  $______________________________________
     (2)  Form, Schedule or Registration Statement No.: ____________________
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     (4)  Date Filed:    ___________________________________________________


                LEAK-X ENVIRONMENTAL CORPORATION
               790 East Market Street, Suite 270
               West Chester, Pennsylvania  19382


            NOTICE OF ONE-FOR-THIRTEEN REVERSE SPLIT
                        OF COMMON STOCK
          To Be Effective on or about January 31, 1997


To the Stockholders of LEAK-X ENVIRONMENTAL CORPORATION:

     Notice is hereby given that on December 30, 1996, the Board of Directors of Leak-X Environmental Corporation (the "Company") approved an amendment to the Company's Certificate of Incorporation to effect a one-for-thirteen reverse split of the issued and outstanding shares of the Company's common stock ("Common Stock").
In addition, on December 30, 1996, the holders of a majority of the outstanding shares of Common Stock consented to the one-for-thirteen reverse split of the issued and outstanding shares of Common Stock.

     The Board of Directors has fixed the close of business on January 10, 1997 as the record date for the determination of stockholders entitled to notice of the action.

     This Information Statement is to be mailed on or about January 21, 1997 to the holders of record of the Company's Common Stock as of the record date. At the close of business on January 10, 1997, there were issued and outstanding 15,855,388 shares of Common Stock. A list of stockholders entitled to receive notice will be open to examination by any stockholder, for any purpose germane to the notice, at the offices of the Company, 790 East Market Street, Suite 270, West Chester, Pennsylvania 19382 during ordinary business hours for ten (10) days prior to January 31, 1997, the effective date of the action.

     Copies of the Company's 1995 Annual Report on Form 10-KSB for the year ended December 31, 1995 ("Form 10-KSB") were mailed on August 23, 1996 to holders of record of the Common Stock as of August 20, 1996. Additional copies of the Form 10-KSB and Form 10-QSB for the quarter ended September 30, 1996 as filed with the Securities and Exchange Commission, including the financial statements, can be obtained without charge by stockholders
(including beneficial owners of the Common Stock) upon written request to Stockholder Relations, Leak-X Environmental Corporation,
790 East Market Street, Suite 270, West Chester, Pennsylvania
19382.

                                   By Order of the Board of Directors

                                   /s/ Robert D. Goldman

                                   Robert D. Goldman, Secretary

West Chester, Pennsylvania
January 21, 1997


                LEAK-X ENVIRONMENTAL CORPORATION
               790 East Market Street, Suite 270
               West Chester, Pennsylvania  19382



                    INFORMATION STATEMENT

     This Information Statement is to be first mailed on or about
January 21, 1997 to the holders of record of the Company's Common
Stock  as of January 10, 1997.

     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.



REVERSE SPLIT OF COMMON STOCK

     The Board of Directors of Leak-X Environmental Corporation (the "Company") has approved an amendment to the Company's Certificate of Incorporation (the "Charter Amendment") to effect a one-for-thirteen reverse split ("Reverse Split") of the issued and outstanding shares of the Company's common stock, par value $.001 per share ("Existing Common"). A copy of the Charter Amendment effecting the Reverse Split, in substantially the form to be filed with the Department of State of Delaware, is provided on page 4 of this Information Statement. On December 30, 1996, the holders of a majority of the outstanding shares of Existing Common also consented to the Reverse Split and the Charter Amendment, which is expected to become effective on or about January 31, 1997 (the"Effective Date"). Pursuant to the Reverse Split, each share of Existing Common issued and outstanding immediately prior to that Effective Date will be reclassified as, and exchanged for, one-thirteenth of one share of newly issued common stock, par value $.001 ("New Common").

     The Reverse Split will not materially affect the proportionate equity interest in the Company of any holder of Existing Common or the relative rights, preferences, privileges or priorities of any such stockholder. In addition, pursuant to the terms of the Company's stock option and rights plans, the terms of the Company's public warrants, and the terms of any warrants issued in private placement transactions, the number of shares issuable upon exercise of such outstanding options, warrants and rights, and the exercise price per share, will be proportionately adjusted, and neither the par value, nor the number of shares which the Company is authorized to issue, will change.

Purpose and Effect of the Reverse Split

     Based on information received from The Nasdaq Stock Market, Inc. ("NASDAQ"), the Existing Common is trading substantially below $1.00, which is the minimum bid price for continued listing on the NASDAQ SmallCap Market SM
( the "SmallCap Market"), unless, as an alternative, the market value of the public float in the Existing Common is $1 million or more, and the Company's capital and surplus equal $2 million or more. Since the end of November
1996, the Company's capital and surplus have been less than the $2 million required to satisfy the alternative criteria. NASDAQ has informed the Company that NASDAQ may remove the Company from listing on the SmallCap
Market if the minimum bid price requirement or the alternative to the minimum bid price described above is not met. In an effort to avoid such action by NASDAQ, the Company's Board of Directors believes that it is in the best interest of the Company and its stockholders to effect the Reverse Split.

     The principal effect of the Reverse Split will be to decrease the number of issued and outstanding shares of common stock from 15,855,388 shares of Existing Common as of January 10, 1997 to approximately 1,219,645 shares of New Common. The New Common issued pursuant to the Reverse Split will be fully paid and non-assessable. All shares of New Common will have the same par value, voting rights and other rights as shares of the Existing Common have. In addition, the filing of the Charter Amendment and the consummation of the Reverse Split will not alter the number of currently authorized shares of the Company's capital stock, which will remain at 35,000,000, consisting of 30,000,000 shares of common stock and 5,000,000 shares of preferred stock, par value $.01. (There are no shares of preferred stock currently issued and outstanding.) After giving effect to the Reverse Split, and based on the number of outstanding shares of Existing Common as of January 10, 1997, the number of shares of New Common would be 1,219,645 as of the Effective Date, with approximately 28,780,355 shares of New Common being authorized but unissued and approximately 455,885 shares of New Common being reserved for issuance as follows: 139,116 shares pursuant to the Company's stock option and rights plans; 205,231 shares pursuant to the outstanding public warrants; and 111,538 shares pursuant to warrants issued in private placement transactions. At this time, the Company has no plans to issue additional shares of its New Common other than pursuant to outstanding options and rights.

     In summary, the Company anticipates that the Reverse Split will cause a decrease in the number of shares outstanding without causing any material change in the proportionate economic interest in the Company of individual stockholders. Consequently, the Board of Directors of the Company anticipates that the trading price of the New Common will be greater than the current trading price of the Existing Common. No assurance can be given, however, that the market price of the New Common will rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Split.

     There can be no assurance that the Reverse Split will not adversely impact the market price of the New Common, that the marketability of the New Common will improve as a result of the Reverse Split, or that the Reverse Split will otherwise have any of the effects described herein. If the Company's stock is removed from listing on the SmallCap Market, price information will be available on the National Association of Securities Dealers, Inc. ("NASD") OTC Bulletin Board. However, such information is not as widely available as SmallCap Market information in newspapers and other publications.

Stock Certificates and Fractional Shares

     The Reverse Split will occur on the Effective Date without any further action on the part of stockholders of the Company and without regard to the date or dates on which certificates representing shares of Existing Common are actually surrendered by each holder thereof for certificates representing the number of shares of the New Common which each such stockholder is entitled to receive as a consequence of the Reverse Split. After the Effective Date of the Reverse Split, the certificates representing shares of Existing Common will be deemed to represent one-thirteenth the number of shares of New Common. Certificates representing shares of New Common will be issued in due course as old certificates are tendered for exchange or transfer to American Stock Transfer & Trust Company, 40 Wall Street, New York, NY 10005, Attention:
Shareholder Relations (the "Exchange Agent" or "Transfer Agent"), telephone number: 800-937-5449.

     No fractional shares of New Common will be issued and, in lieu thereof, stockholders holding a number of shares of Existing Common not evenly divisible by 13, and stockholders holding less than thirteen shares of Existing Common prior to the Effective Date, upon surrender of their old certificates, will receive cash in lieu of fractional shares of New Common. Such cash payment will not be made until a stockholder's certificates of Existing Common are presented to the Exchange Agent. The price payable by the Company for those shares of Existing Common which are not divisible by 13 will be equal to the product of
(a) the number of such shares which cannot be exchanged for a whole number of shares of New Common and (b) the average of either (i) the high bid and low asked prices of one share of Existing Common, as reported on the NASD OTC Bulletin Board , or (ii) the closing price of one share of Existing Common, as reported on the SmallCap Market, whichever alternative is applicable, for the ten business days immediately preceding the Effective Date of the Reverse Split for which transactions in the Existing Common are reported.

     As fractional shares of New Common will not be issued by the Company, and the Company will pay stockholders for shares of Existing Common not divisible by 13, only whole shares of New Common will be issued. For example, Stockholder Z owns 125 shares of Existing Common. When dividing 125 shares by 13, as per the Reverse Split ratio, the result is 9.6 shares of New Common. Stockholder Z would thus receive a certificate for 9 shares of New Common and a cash payment (calculated as described above) for the 0.6 share fractional interest.

Source of Funds; Number of Holders

     The funds required to purchase the fractional shares are available and will be paid from the current cash reserves of the Company. The Company's stockholder list indicates that a portion of the Existing Common outstanding is registered in the names of clearing agencies and broker nominees. It is, therefore, not possible to predict with certainty the number of fractional shares or the total amount that the Company will be required to pay for fractional share interests. However, it is not anticipated that the funds necessary to effect the cancellation of fractional shares will be material.

     As of January 10, 1997, there were approximately 162 holders of record, and approximately 2,200 beneficial owners, of Existing Common. The Company does not anticipate that as a result of the Reverse Split, the number of holders of record or beneficial owners of Existing Common or New Common will change significantly.

No Change in Company's Status

     The Company does not currently intend to seek, either before or after the Reverse Split, any change whatsoever in the Company's status as a reporting company for federal securities law purposes.

Exchange of Stock Certificates

     Included with this Information Statement as a separate document, the Company is providing a transmittal form (the "Transmittal Form") that each stockholder of record on the Effective Date should use to transmit certificates representing shares of Existing Common ("Old Certificates") to the Exchange Agent for exchange or transfer. The Transmittal Form contains instructions for the surrender of Old Certificates to the Exchange Agent in exchange for certificates representing the appropriate number of whole shares in New
Common. No new certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates together with a properly completed and executed Transmittal Form to the Exchange Agent.

     Upon proper completion and execution of the Transmittal Form and its return to the Exchange Agent together with all of a stockholder's Old Certificates and/or an Affidavit of Loss for any lost or destroyed certificates, as applicable, that stockholder will receive a new certificate or certificates representing the number of whole shares of New Common into which the shares of common stock represented by the Old Certificates are being converted as a result of the Reverse Split. Until surrendered to the Exchange Agent, Old Certificates retained by stockholders will be deemed for all purposes, including voting and payment of dividends, if any, to represent the number of whole shares of New Common to which such stockholders are entitled as a result of the Reverse
Split. Stockholders should not send their Old Certificates to the Exchange Agent until after the Effective Date. Shares of Existing Common surrendered after the Effective Date shall be replaced by certificates representing shares of New Common as soon as practicable after such surrender.

     No service charge will be payable by holders of shares of Existing Common in connection with the exchange of shares and all expenses of the exchange and issuance of new certificates will be borne by the Company. A fee may be charged, however, to any holder of Existing Common that requests a transfer of ownership.

     Certificates representing shares of Existing Common which contain a restrictive legend will be exchanged for New Common with the same restrictive legend. As applicable, the time period during which a stockholder has held the Existing Common will be included in the time period during which such stockholder actually holds the New Common received in exchange for such Existing Common for the purposes of determining the term of the restrictive period applicable to the New Common.

Federal Income Tax Consequences

     Except as described below with respect to cash received in lieu of fractional share interests, the receipt of New Common in the Reverse Split should not result in any taxable gain or loss to stockholders for federal income tax purposes. The tax basis of New Common received as a result of the Reverse Split (including any fractional share interests to which a stockholder is entitled) will be equal, in the aggregate, to the basis of the Existing Common exchanged for New Common. The per share tax basis of the New Common is, however, based on the tax basis of the Existing Common for which the New Common is exchanged. For purposes of determining whether short-term or long-term capital gains treatment will be applied to a stockholder's disposition of New Common subsequent to the Reverse Split, a stockholder's holding period for the shares of Existing Common will be included in the holding period for the New Common received as a result of the Reverse Split. A stockholder who receives cash in lieu of fractional shares of New Common will be treated as first receiving such fractional shares and then receiving cash as payment in exchange for such fractional shares of New Common, and, except for dealers, will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional shares.

     THE DISCUSSION SET FORTH ABOVE CONCERNING CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM WHICH COULD RESULT FROM THE REVERSE SPLIT.

Effectiveness

     The Company reserves the right, upon notice to stockholders, to abandon or modify the proposed Charter Amendment and the Reverse Split at any time prior to the filing of the Charter Amendment upon consent of the Board of Directors and the holders of a majority of the Existing Common then issued and outstanding.

Charter Amendment

     Article FIFTH of the Certificate of Incorporation of Leak-X Environmental Corporation will be amended by the addition of the following paragraph (a)(3) immediately following paragraph (a) (2) of said Article:

          "(3) On or about January 31, 1997 (the "Effective Date"), all outstanding shares of Common Stock of the Corporation shall be automatically combined at the rate of one-for-thirteen (the "Reverse Split") without the necessity of any further action on the part of the holders thereof or the Corporation, provided, however, that the Corporation shall, through its transfer agent, exchange certificates representing Common Stock outstanding immediately prior to the Reverse Split (the "Existing Common") into new certificates (New Certificates") representing the appropriate number of shares of Common Stock resulting from the combination ("New Common"). No fractional shares, but only whole shares of New Common shall be issued to any holder of less than thirteen
     (13) shares or any number of shares which, when divided by thirteen (13), does not result in a whole number. In lieu of fractional shares, the Corporation has arranged for its transfer agent (the "Exchange Agent") to remit payment therefor on the following terms and conditions and as set forth in the Corporation's Information Statement dated January 10, 1997 with respect to the Reverse Split:

          "The price payable by the Corporation for fractional shares of Existing Common, certificates for which are surrendered to the Exchange Agent in connection with the Reverse Split, shall be equal to the product of (a) the number of such shares which cannot be exchanged for a whole number of shares of New Common and (b) the average of either (i) the high bid and low asked prices of one share of Existing Common, as reported on the NASD OTC Bulletin Board , or (ii) the closing price of one share of Existing Common, as reported on the Nasdaq SmallCap Market, whichever alternative is applicable, for the ten business days immediately preceding the Effective Date for which transactions in the Existing Common are reported. The par value and the number of authorized shares of Common Stock shall remain as otherwise provided in Article FIFTH of this Certificate of Incorporation and shall not be modified in any way as the result of the Reverse Split. From and after the Effective Date, certificates representing shares of Existing Common shall represent only the right of the holders thereof to receive New Common and payment as provided herein for any fractional shares of Existing Common.

          "From and after the Effective Date, the term "New Common" as used in this subparagraph (a) (3) of Article FIFTH shall mean Common Stock as provided in this Certificate of Incorporation."